Exhibit 10.14

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of March 25, 2016, is between Bright Health Management, Inc., a Delaware corporation (together with its direct and indirect parents and subsidiaries, the “Company”), with its principal place of business at 219 North 2nd Street, Suite 310, Minneapolis, MN 55401, and Robert Sheehy, an individual with his principal residence at 5805 Mait Lane, Edina, MN 55436 (the “Executive”).

A.            The Executive is currently employed by the Company, and the parties wish to enter into this Agreement setting forth the terms of the Executive’s continued employment.

B.            The Executive wishes to continue to receive compensation from the Company for the Executive’s services, including severance payments in accordance with Section 5 to which the Executive would not otherwise be entitled, and the Company wants reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

C.            The Company wishes to obtain reasonable protection against unfair competition from the Executive following termination of employment and to further protect against unfair use of its confidential business and technical information and the Executive is willing to grant the Company the benefits of a covenant not-to-compete for these purposes, in exchange for severance payments in accordance with Section 5 to which the Executive would not otherwise be entitled absent execution of this Agreement.

Accordingly, the Company and the Executive, each intending to be legally bound, agree as follows:

1.             Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as Chief Executive Officer, and the Executive accepts such employment.

2.             Duties. The Executive will devote substantially all of his business hours to, and, during such time, make the best use of his energy, knowledge and training in advancing the Company’s interests. The Executive will diligently and conscientiously perform the duties of the Executive’s position within the general guidelines to be determined by the Board of Directors of the Company (the “Board”). The Executive will report to the Board, which will be responsible for evaluating his job performance. While the Executive is employed by the Company, the Executive will keep the Company informed of any other business activities, and will promptly stop any activity that might conflict with the Company’s interests or adversely affect the performance of the Executive’s duties for the Company.

3.             Term. This Agreement will remain in effect for the period beginning on the date hereof and ending as provided in Section 5 hereof (the “Employment Period”).

4.            Compensation.

(a)            Salary. The Company agrees to pay the Executive an annual base salary of $250,000 (the “Base Salary”), in equal semi-monthly installments, and in arrears, in accordance with the standard payroll practices of the Company. The Board will review the Base Salary on an annual basis, considering the Executive’s performance, salary benchmarks for similar companies and the Company’s financial performance, and may increase, but not decrease the Base Salary; provided, however, that the Board may decrease the Executive’s Base Salary to the extent decreased in connection with, and proportionally with, across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all management employees of the Company.

(b)            Bonus. The Company agrees to establish an annual bonus plan in which the Executive will be eligible to participate, beginning with the first calendar year in which the Company achieves positive cash flow, with the amount of any bonus to be based upon the achievement of certain qualitative and quantitative objectives established by the Executive and approved by the Board. The bonus will be paid no later than March 15 of following calendar year.

(c)            Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder) (the “Code”), and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

(d)            Benefits and Vacation. The Executive will be entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Executive to participate. The Executive will be entitled to paid time off and all legal holidays observed by the Company, in each case, in accordance with the Company’s policies as in effect from time-to-time.

5.            Termination.

(a)           The Employment Period and Executive’s employment will continue until the Executive’s resignation, Disability or death or until terminated by the Company with or without Cause (as defined below). Except as otherwise provided herein, any termination of Executive’s employment and the Employment Period by the Company will be effective as specified in a written notice from the Company to the Executive. The Executive’s employment with the Company will be “at-will.” This means that either the Executive or the Company may terminate the Executive’s employment at any time, with or without Cause, with or without notice, and for any reason or no reason.

(b)            If Executive’s employment is terminated by the Company without Cause, the Company will pay the Executive an amount equal to six (6) months’ Base Salary (the “Severance Amount”) in effect as of the effective date of the termination (the “Termination Date”), less all applicable withholdings and deductions, provided that the Executive (i) complies in all material respects with the terms of this Agreement, including without limitation, the terms set forth in Section 8 and (ii) executes (and does not rescind) an agreement (in form and substance satisfactory to the Company and which is provided to the Executive within 10 days of the Executive’s termination) releasing any and all claims against the Company and related persons and entities (a “Release Agreement”) within 45 days of receipt of the Release Agreement. The payment of the Severance Amount shall be in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within sixty (60)-days after the Termination Date; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. The Executive will not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c)            If the Employment Period is terminated due to the Executive’s death or Disability, or under any circumstance other than pursuant to Section 5(b), then the Executive will not be entitled to receive his Base Salary, any Bonus or any employee benefits or bonuses, for any periods after the Termination Date, except as otherwise specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d)           Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period will cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). However, in connection with any termination of the Employment Agreement, the Executive will be entitled to receive his Base Salary through the Termination Date, and any accrued but unused vacation under Section 4(d) and unreimbursed business expenses that are reimbursable in accordance with Section 4(c). The Company may offset any amounts the Executive owes it against any amounts it owes the Executive hereunder, provided, however, that in no event will any payment under this Agreement that constitutes “deferred compensation” for purposes of Code section 409A be subject to offset by any other amount unless otherwise permitted by Code section 409A.

(e)           For purposes of this Agreement, “Cause” means with respect to the Executive one or more of the following: (i) a material breach of this Agreement by the Executive and the Executive’s failure to cure such breach within ten (10) business days following written notice by the Company; (ii) a breach of the Executive’s duty of loyalty to the Company; (iii) the indictment or charging of the Executive of, or the plea by the Executive of nolo contendere to, a felony or a misdemeanor involving moral turpitude or other willful act or omissions causing material harm to the standing and reputation of the Company; (iv) the Executive’s repeated failure to perform in any material respect his duties under this Agreement, and the Executive’s failure to cure such failures within ten (10) business days following written notice by the Company; (v) theft, embezzlement, or willful misappropriation of funds or property of the Company by the Executive; (vi) a material violation by the Executive of the Company’s written employment policies, and the Executive’s failure to cure such violation within ten (10) business days following written notice by the Company; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a written statement, executed by the Board (after reasonable notice to the Executive and an opportunity for the Executive to be heard by the Board), stating that in the good faith opinion of the Board the Executive was guilty of conduct constituting “Cause” as set forth above and specifying the particulars thereof in reasonable detail.

(f)            For purposes of this Agreement, “Disability” means the Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company for a period of ninety (90) consecutive days or for a total of one hundred eighty (180) days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.

6.            Inventions.

(a)           Definition. “Inventions,” as used in this Section 6, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Executive makes, authors, or conceives (either alone or with others) and that both: (a) result from any work the Executive performs for the Company; and (b) relate in any way to the Company’s businesses, products or services, past, present, anticipated or under development.

(b)           Ownership of Inventions. The Executive agrees that all Inventions made by the Executive during or within six months after the term of this Agreement will be the Company’s sole and exclusive property. The Executive will assign (and the Executive hereby assigns) to the Company all of the Executive’s rights to the Invention, any applications the Executive makes for patents or copyrights in any country, and any patents or copyrights granted to the Executive in any country. The Executive represents that, except as previously disclosed to the Company in writing, as of the date of this Agreement, the Executive does not have any rights under, and will not make any claim against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Executive during the term of this Agreement.

(c)            Notice to Executive. The requirements of Section 6(b) do not apply to any Invention (i) for which no equipment, supplies, facility or trade secret information of the Company was used, (ii) which was developed entirely on the Executive’s own time, (iii) which does not relate directly to the Company’s businesses or to the Company’s actual or demonstrably anticipated research or development, and (ii) which does not result from any work the Executive performed for the Company.

(d)            Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(e)             Survival. The obligations of this Section 6 will survive the termination of this Agreement.

7.            Confidential Information.

(a)            “Confidential Information,” as used in this Section 7, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. Any information that the Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it). Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Executive will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of the Company, except as is necessary to perform his or her duties under this Agreement. The Executive agrees that all Confidential Information will remain the sole property of the Company. The Executive also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(b)            Former Employer Confidential Information. The Executive agrees that the Executive will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former employer of the Executive or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive, if any. The Executive also agrees that the Executive will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)            Third Party Confidential Information. The Executive recognizes that the Company have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that, during the term of this Agreement and thereafter, the Executive owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(d)            Return of Materials. Upon termination of this Agreement, the Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information or any Invention.

(e)             Survival. The obligations of this Section 7 will survive the termination of this Agreement.

8.            Competitive Activities.

(a)             Non-Compete. The Executive agrees that, during the term of employment with the Company and for a period of two (2) years after employment with the Company ends, the Executive will not alone, or in any capacity with another firm:

  (i)             directly or indirectly render services to, invest in or lend to any person, firm or corporation conducting business in North America in connection with the research, development, manufacture, marketing, sale or promotion of any products or services that are competitive with any products or services of the Company (whether commercially available or under development);

  (ii)             (A) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the relationship of the Company with its clients, customers, representatives, vendors or suppliers or (B) directly or indirectly call upon or solicit any customer or supplier of the Company in violation of Section 3(a)(i) or induce, encourage or influence any customer or supplier to terminate or otherwise modify adversely to the Company its business relationship with the Company other than as undertaken in the course of the Executive’s employment with the Company consistent with the terms of this Agreement; or

  (iii)           employ, contract, affiliate, or create any relationship with (by soliciting or assisting anyone else in the solicitation of) any of the Company’s current employees or any other person who had been employed by the Company within the twelve (12) months prior to the Executive’s departure from the Company, on behalf of the Executive or any other entity, whether or not such entity competes with the Company.

(b)           Exceptions to Non-Compete. The restrictions contained in Section 8(a) of this Agreement will not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives a written assurance from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services to, or have any ability to provide strategic direction or oversight to, any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 8(a), the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

(c)            Cessation of Business. Section 8(a) of this Agreement will cease to be applicable to any activity of the Executive from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Executive would be competitive.

(d)            No Additional Compensation. In the event that the Executive’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

(e)            Other Agreements. The Executive represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits the Executive from working for the Company.

(f)             Survival. The obligations of this Section 8 will survive the termination of this Agreement.

9.            Deferred Compensation.

(a)            The intent of the parties is that payments and benefits under this Agreement are exempt from the requirements of Code section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and this Agreement will be construed and administered in a manner consistent with such intent. To the extent any payment or benefits are not exempt from the requirements of Code section 409A they will comply in form and operation with Code section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in a manner to be in compliance therewith.

(b)           A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms will mean “separation from service.” The parties acknowledge that in determining whether a separation from service has occurred, the rules of Treas. Reg. Sec. 1.409A-1(h)(5), concerning “dual status” employee directors, will apply.

(c)            Severance payments are intended to constitute separate payments for purposes of Treas. Reg. Sec. 1.409A-2(b)(2), and to be subject to the distribution requirements of Code section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Code section 409A(a)(2)(B)(i) that payments due on account of a “separation from service” be delayed until six months after such separation (or, if earlier, upon death) if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation.

10.          Miscellaneous.

(a)            Exit Interview. Upon termination of employment with the Company, the Executive agrees to participate in an exit interview with representatives of the Company to discuss the Executive’s continuing obligations under this Agreement.

(b)            Conflicts of Interest. The Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as an agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by the Board.

(c)            No Adequate Remedy. The Executive understands that if the Executive fails to fulfill the Executive’s obligations under Sections 6, 7 or 8 of this Agreement the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Executive hereby consents to the specific enforcement of Sections 6, 7 and 8 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court, without the requirement of posting a bond in connection therewith.

(d)            Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, (all of which are included in the term the “Company” as it is used in this Agreement); provided, however, that the Company may assign this Agreement only (i) to its affiliates or (ii) in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets, stock or business.

(e)            Modification. This Agreement may be modified or amended only by a written statement signed by both the Company and the Executive.

(f)             Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction). Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

(g)            Construction. Wherever possible, each provision of this Agreement will be interpreted or construed (as applicable) so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions. To the extent that the scope, time or geographical limitations contained in Section 8 are deemed or held by a court of competent jurisdiction to be overbroad and/or unreasonable and therefore unenforceable, such court shall apply such provision to the extent reasonable and not overbroad by modifying such provision to be limited in scope, time and/or geography to the maximum extent reasonable and enforceable.

(h)          Waivers. No failure or delay by either the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(i)             Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(j)            Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

(k)            Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be (i) hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to the address stated at the beginning of this Agreement or (ii) delivered electronically to the email addresses set forth on the signature pages hereto, and will be effective upon delivery. These addresses and email addresses may be changed at any time by like notice.

(l)             Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Execution and delivery of this Agreement by facsimile and/or ..pdf transmission by electronic mail will be legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

The Company and the Executive have duly executed this Agreement as of the date set forth above.

BRIGHT HEALTH INC.

By:	/s/ Kyle Rolfing
Name: Kyle Rolfing
Title: President
Email: [redacted]

EXECUTIVE

/s/ Robert Sheehy
Robert Sheehy
Email: [redacted]

[Signature Page to Sheehy Employment Agreement]